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                                                                     EXHIBIT 5.1


                                 June 21, 2000


Critical Path, Inc.
320 First Street
San Francisco, California  94105


     Re: Registration Statement on Form S-3


Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about the date hereof in connection with the registration for resale under the Securities Act of 1933, as amended, of up to $300,000,000 principle amount of its 5 3/4% Convertible Subordinated Notes due 2005 previously issued and outstanding and the 2,956,380 (the "Notes") shares of your Common Stock issuable thereunder (the "Conversion Shares") (together, the Notes and the Conversion Shares are referred to as the "Securities"). As your legal counsel, we have also reviewed the proceedings taken by you in connection with the issuance of the Securities.


     It is our opinion that the Notes are legally issued and binding obligations. Further, it is our opinion that the Common Stock issuable upon the conversion of the Notes will be validly issued, fully-paid and non-assessable.


     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.


                                         Very truly yours,


                                         /s/ WILSON SONSINI GOODRICH & ROSATI
                                         Professional Corporation